Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 24, 2024 with respect to the financial statements of Foxx Development Holdings Inc. (formerly known as Foxx Development Inc.) for the year ended June 30, 2024, included in the Annual Report on Form 10-K.

/s/ MARCUM LLP

San Jose, CA

November 5, 2025